UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2014

New Peoples Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-33411

VA	31-1804543
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

67 Commerce Drive

Honaker, VA 24260

(Address of principal executive offices, including zip code)

(276) 873-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

New Peoples Bank, Inc., a subsidiary of New Peoples Bankshares, Inc., with corporate headquarters in Honaker, VA recently announced they will consolidate four of their branches into other existing branches within the company effective October 31, 2014. Branches involved include Jonesville consolidating to Big Stone Gap, Bluewell consolidating to Bluefield, Bland consolidating to Bluefield, and Norton consolidating to Esserville.

“The bank’s Board of Directors and Senior Management made the decision after careful evaluation and monitoring trends,” stated Jonathan Mullins, President and CEO of New Peoples Bank. “Traffic patterns, transaction volumes, proximity to the bank’s other locations, as well as the impact of new delivery channels customers utilize including internet banking, telephone banking, mobile banking, remote deposit capture and intelligent deposit ATMs reinforced the prudent business decision that, while difficult, was warranted.”

Mullins further stated, “We understand that implementing technology cannot replace the value of true one-on-one interaction. We must however maximize our market opportunities and meet the needs of our clients by providing convenient access to innovative products and services within our 19 branch banking network. We have already upgraded nine of our ATMs in 2014 to intelligent deposit ATMs that allow customers to deposit both checks and cash that are scanned and imaged, eliminating the need for envelopes. We will continue to explore mobile digital commerce looking for ways to leverage technology and combine channels to expand services that will improve the customer experience. We have a commitment to our customers as well as a fiduciary responsibility to our shareholders to operate as efficient and cost effective as possible.”

For employees expected to be affected, New Peoples Bank is working diligently to minimize the impact through job placement within the organization. Those employees without an opportunity for continued employment will be offered severance pay and outplacement support.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW PEOPLES BANKSHARES, INC.
(Registrant)

Date: August 18, 2014	By:	/s/ C. Todd Asbury
C. Todd Asbury
Executive Vice President and Chief Financial Officer